As filed with the Securities and Exchange Commission on November 29, 2012

Registration No. 333-70413

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO.4 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Western Digital Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	33-0956711
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3355 Michelson Drive, Suite 100

Irvine, California 92612

(Address, Including Zip Code, of Principal Executive Offices)

Western Digital Corporation

Employee Stock Option Plan

(Full Title of the Plan)

Michael C. Ray

Senior Vice President, General Counsel and Secretary

Western Digital Corporation

3355 Michelson Drive, Suite 100

Irvine, California 92612

(949) 672-7000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

COPY TO:

J. Jay Herron, Esq.

O’Melveny & Myers LLP

610 Newport Center Drive, 17th Floor

Newport Beach, California 92660

EXPLANATORY NOTE

Western Digital Corporation, a Delaware corporation (the “Registrant”), is filing this Post-Effective Amendment No. 4 to Form S-8 Registration Statement to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on January 11, 1999 (Commission File No. 333-70413 and referred to herein as the “Registration Statement”) with respect to shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), thereby registered for offer or sale pursuant to the Western Digital Corporation Employee Stock Option Plan (the “Employee Option Plan”). A total of 10,000,000 shares of Common Stock were initially registered for issuance under the Registration Statement.

The Registrant has since adopted a new equity incentive plan, the Western Digital Corporation Amended and Restated 2004 Performance Incentive Plan (as amended, the “2004 Plan”), which replaces the Employee Option Plan as of November 18, 2004, the date the Registrant’s stockholders approved the 2004 Plan (the “Stockholder Approval Date”). The Employee Option Plan expired on November 10, 2004. Accordingly, no future awards will be made under the Employee Option Plan. According to the terms of the 2004 Plan, any shares subject to stock options granted under the Employee Stock Option Plan which expire, or for any reason are cancelled or terminated, after the Stockholder Approval Date without being exercised (the “Carryover Shares”) will be available for award grant purposes under the 2004 Plan. The Carryover Shares, totaling 1,524,556 shares of Common Stock, are hereby deregistered. The Registration Statement otherwise continues in effect as to the balance of the shares of Common Stock subject to outstanding awards under the Employee Option Plan.

Contemporaneously with the filing of this Post-Effective Amendment No. 4 to Form S-8 Registration Statement, the Registrant is filing a Registration Statement on Form S-8 to register the Carryover Shares.

In accordance with the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No. 4 to Form S-8 Registration Statement is hereby filed (i) to reallocate the Carryover Shares from the Employee Option Plan to the 2004 Plan, and (ii) to carry over the registration fees paid for the Carryover Shares from the Registration Statement to the Registration Statement on Form S-8 for the 2004 Plan that is filed contemporaneously with the filing of this Post-Effective Amendment No. 4 to Form S-8 Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 4 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on November 29, 2012.

WESTERN DIGITAL CORPORATION

By:	/s/ John F. Coyne
John F. Coyne
Chief Executive Officer